Exhibit d.5

ALLIED CAPITAL CORPORATION

NOTICE TO BENEFICIAL SHAREHOLDERS

5,123,397 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Stockholders
of Allied Capital Corporation

      Enclosed for your consideration are a prospectus, dated October      , 2002 (the “Prospectus”), and the “Instructions as to Use of Allied Capital Corporation Subscription Certificates” relating to the rights offering (the “Rights Offering”) by Allied Capital Corporation (the “Company”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of the Company’s Common Stock (“Recordholders”), at the close of business on October 21, 2002 (the “Record Date”). The Rights and Common Stock are described in the Company’s Prospectus.

      In the Rights Offering, the Company is offering an aggregate of 5,123,397 shares of its Common Stock, as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on November 21, 2002, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

      As described in the accompanying Prospectus, you will receive one Right for every share of the Company’s common stock carried by us in your account as of the Record Date. For every 20 Rights held, you will be able to subscribe (the “Basic Subscription Rights”) for one share of Common Stock. The subscription price per share (the “Subscription Price”) will be 93% of the average of the last reported sales price of a share of Common Stock on the New York Stock Exchange on November 21, 2002, (the “Pricing Date”) and the four preceding business days. Because it is not possible to determine the Subscription Price until the Pricing Date, you will not know the Subscription Price at the time you exercise your Rights. As a result, the Company is requiring that you deliver the estimated subscription price of $           per share (the “Estimated Subscription Price”) in connection with the exercise of your Basic Subscription Rights.

      In addition, if you exercise your Basic Subscription Rights you also will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are offered but not otherwise purchased in the Rights Offering, subject to availability and proration. For the reasons noted above, the Company is requiring that you deliver the Estimated Subscription Price in connection with the exercise of your Over-Subscription Right.

      The Rights will be evidenced by subscription certificates (the “Subscription Certificates”). The Rights are not transferable.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

      Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise the Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Basic Subscription Rights or the Over-Subscription Right, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the election form included with this letter.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON SHAREHOLDER COMMUNICATIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 206-4938.

BENEFICIAL OWNER ELECTION FORM INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of Allied Capital Corporation (the “Company”).

      This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus dated October      , 2002 and the related “Instructions as to Use of Allied Capital Corporation Subscription Certificates.”

      Box 1. [ ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [ ]	Please EXERCISE RIGHTS for shares of Common Stock as set forth below, calculated using the estimated subscription price of $ per share

Estimated
	Number of		Subscription	Subscription
	Rights		Price	Payment

Basic Subscription Right:		x	$	$	(Line 1)

Over-Subscription Right:		x	$	$	(Line 2)

Total Payment Required =	$	(Sum of Lines 1 and 2; must equal total of amounts in Box 3.)

      Box 3. [ ] Payment in the following amount is enclosed $                     .

Box 4. [ ]	Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

Signature(s)

Please type or print name(s):

Date:                        , 2002